Exhibit 99.1

GeoVax Reports 2023 Year-End Financial Results

and Provides Business Update

Progress across the pipeline in multiple clinical trials, including

Phase 2 program of GEO-CM04S1, next-generation Covid-19 vaccine, and multicenter Phase 1/2 study of Gedeptin®, targeting advanced head and neck cancer

Catalyst-rich 2024 with data readouts planned throughout the year

Company to host conference call and webcast today at 4:30 p.m. ET

ATLANTA, GA, February 29, 2024 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company developing immunotherapies and vaccines against cancers and infectious diseases, today announced its financial results and key operational accomplishments for the year ended December 31, 2023.

“2023 marked another year of advancement of our ongoing clinical programs for GEO-CM04S1, our next-generation Covid-19 vaccine, and for Gedeptin® in cancer therapy,” stated David Dodd, GeoVax’s Chairman and CEO. “This past year, we completed enrollment for the Phase 2 clinical trial assessing GEO-CM04S1 as a universal booster for the mRNA Covid vaccines, while expanding to multiple sites for our Phase 2 trial among immunocompromised/stem cell transplant patients, evaluating GEO-CM04S1 as a primary vaccine, in direct comparison to mRNA vaccines. In addition, the third Phase 2 trial of GEO-CM04S1 was initiated, evaluating our vaccine among immunocompromised/Chronic Lymphocytic Leukemia patients as a booster for such patients having initially received a mRNA vaccine, also in a direct comparison to a mRNA vaccine.

“Results released during 2023 demonstrated the safety and efficacy of GEO-CM04S1 and emphasize the role it will play in protecting immunocompromised patients from greater risk of severe disease, hospitalization and death from SARS-CoV-2 infection,” Dodd continued. “Perhaps of most importance, the results to date have demonstrated potential protective immunity of GEO-CM04S1 against multiple strains of SARS-CoV-2, from the ancestral Wuhan strain through Delta and the highly virulent Omicron XBB.1.5, without the need for vaccine reconfiguration. This critically important potential feature appears unique to our Covid-19 vaccine.”

Dodd concluded, “Relative to our oncology progress, GeoVax completed enrollment for the Phase 1/2 clinical trial of Gedeptin among advanced head and neck cancer patients. Results to date have demonstrated safety of this therapy and consistent reduction in treated tumors. During first half 2024, we anticipate reporting additional results from the Gedeptin Phase 1/2 clinical trial, as well as our plans for an expanded Phase 2 clinical trial. Overall, these achievements can be attributed to the successful execution of our long-term strategy, with an end goal to bring unique, patented products to market, unmet medical needs. We look forward to reporting further progress in these studies and are encouraged to be entering into a data-rich 2024.”

2023 Clinical Trial Progress and Operational Developments

GEO-CM04S1

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Enrollment completed for the Phase 2 clinical trial assessing GEO-CM04S1 as a potential universal booster for patients previously vaccinated with Pfizer or Moderna vaccines. The data presented during this period showcased promising results, indicating the potential of GEO-CM04S1 as a versatile Covid-19 vaccine capable of providing immunity against various strains, including the Wuhan, Delta, and Omicron variants. The trial involves 63 healthy adults who previously received mRNA vaccines as their primary vaccine. The data showed no serious adverse events and significant increases in neutralizing antibody, as well as cellular immune responses against multiple SARS-CoV-2 variants. Final results from this trial are anticipated during the fourth quarter of 2024.

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Initiation of a Phase 2 booster trial targeting immunocompromised patients with chronic lymphocytic leukemia (CLL), who typically have reduced immune responses to mRNA vaccines due to their medical condition. This investigator-initiated trial expects to enroll 80 patients and directly compare GEO-CM04S1 with the Pfizer/BioNTech Bivalent vaccine. Results from an interim analysis are anticipated during the first half of 2024.

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Data presentations from the immunocompromised/stem cell transplant patient Phase 2 trial of GEO-CM04S1 at the World Vaccine Congress, as well as initial results published in the peer-reviewed journal, Vaccines. The findings demonstrated robust immunogenicity, illustrating the vaccine's ability to induce both antibody and T cell responses, essential for conferring protection, particularly in immunocompromised individuals. The article also highlighted the unique feature of GEO-CM04S1 providing protective immune levels from the ancestral Wuhan strain through Delta and the highly virulent Omicron XBB.1.5 variant. This study has been expanded to a multi-site trial, with further results anticipated throughout 2024.

Gedeptin®

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Completion of patient enrollment for the Phase 1/2 clinical trial of Gedeptin among advanced head and neck cancer patients. The data presented at the AACR-AHNS Head and Neck Cancer Conference emphasized the safety and feasibility of Gedeptin therapy, providing insights into its potential as a treatment option for patients with limited therapeutic alternatives. The initial Phase 1/2 trial aims to guide future studies, potentially expanding the application of Gedeptin in other solid tumor areas and in combination with immune checkpoint inhibitors. During 2024, we expect to announce plans relative to an expanded Phase 2 study among advanced head and cancer patients, following discussions with regulatory authorities. In addition, we plan to outline plans for further Gedeptin clinical development, both in additional monotherapy and in combination-therapy (e.g., Gedeptin + immune-checkpoint inhibitor) indications.

Advanced Vaccine Manufacturing Process

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Significant advancements made in MVA manufacturing capabilities focused on implementing a transformative manufacturing process in support of MVA-based vaccines and immunotherapies. The multi-product license with ProBioGen involving the AGE1.CR.PIX® suspension cell line enhances GeoVax's capacity to produce MVA-based vaccines and immunotherapies at an unprecedented scale. Additionally, the agreement with Advanced Bioscience Laboratories, Inc. (ABL) secures cGMP production capabilities in support of GeoVax transitioning to worldwide commercialization capability. These developments signify GeoVax's commitment to improving vaccine accessibility through cost-effective and scalable manufacturing processes. Our intent is to successfully develop our products for worldwide commercialization and distribution, in conjunction with partnering and collaborative relationships.

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Corporate and Intellectual Property Developments

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Achieved notable milestones in intellectual property development, securing multiple patents covering a range of vaccine candidates. The expanded rights under the NIH Covid-19 license to include Mpox and smallpox further diversify GeoVax's vaccine portfolio, potentially offering broader protection against infectious diseases. Additionally, the issuance of patents for Ebola, Marburg, Malaria, and HIV vaccines underscores GeoVax's innovative approach to vaccine development and its dedication to advancing global health initiatives. As of February 2024, the following actions were taken by global patent offices, further strengthening the Company’s intellectual property assets:

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The Japanese Patent Office issued a Decision of Grant notifying GeoVax of the allowance of the Company’s Patent Application No. 2022-153352 titled “Compositions and Methods for Generating an Immune Response to a Tumor Associated Antigen.” The allowed claims are directed to recombinant MVA viral vectors comprising specific MUC-1 nucleic sequences used in GeoVax’s MUC-1 tumor-associated antigen immunotherapy program. Pharmaceutical compositions for inducing immune responses, preventing or reducing neoplasm growth, or treating cancer are also covered by the granted claims.

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The U.S. Patent and Trademark Office issued Patent No. 11,896,657 to GeoVax, pursuant to the Company’s patent application No. 17/584,231 titled “Replication-Deficient Modified Vaccinia Ankara (MVA) Expressing Marburg Virus Glycoprotein (GP) and Matrix Protein (VP40).” The allowed claims generally cover GeoVax’s vector platform for expressing Marburg virus antigens in virus-like particles (VLPs) utilizing an MVA viral vector.

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The U.S. Patent and Trademark Office issued Patent No. 11,897,919 pursuant to the Company’s patent application No. 17/409,574 titled “Multivalent HIV Vaccine Boost Compositions and Methods of Use.” The allowed claims generally cover a priming vaccination with a DNA vector encoding multiple HIV antigens in virus-like particles (VLPs), followed by a boost vaccination with GeoVax’s vector platform for expressing HIV-1 antigens in VLPs utilizing an MVA viral vector.

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Appointed J. Marc Pipas, M.D., as Executive Medical Director, Oncology. Dr. Pipas has extensive clinical, research, and leadership expertise in oncology, built on a long and successful academic career at Dartmouth-Hitchcock Medical Center/Norris Cotton Cancer Center, an NCI Comprehensive Cancer Center. He brings a deep understanding of oncologic therapeutics and clinical trial management, as well as a network of research contacts and leadership skills honed by many years of experience.

2023 Full Year Financial Results

Net Loss: Net loss for the year ended December 31, 2023, was $26.0 million, as compared to $14.0 million for the year ended December 31, 2022.

R&D Expenses: Research and development expenses were $20.7 million for 2023, compared to $9.1 million in 2022, with the increase primarily due to the costs of conducting clinical trials for GEO-CM04S1 and Gedeptin, costs of manufacturing materials for use in our clinical trials, technology license fees, personnel costs, costs of preclinical research activities and higher travel costs.

G&A Expenses: General and administrative expenses were $6.0 million for 2023, compared to $5.0 million in 2022, with the increase primarily attributable to higher personnel costs, investor relations consulting costs, legal fees, patent costs and travel expenses.

Cash Position: GeoVax reported cash balances of $6.5 million on December 31, 2023, as compared to $27.6 on December 31, 2022.

Summarized financial information is attached. Further information is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Conference Call Details

Management will host a conference call scheduled to begin at 4:30 p.m. ET today, February 29, 2024, to review financial results and provide an update on corporate developments. A question-and-answer session will follow management’s formal remarks.

Domestic: (800) 715-9871

International: +1 (646) 307-1963

Conference ID: 3926207

Webcast: https://edge.media-server.com/mmc/p/uo7z87mz

A webcast replay of the call will be available for three months via the same link as the live webcast approximately two hours after the end of the call.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel therapies and vaccines for solid tumor cancers and many of the world’s most threatening infectious diseases. The company’s lead program in oncology is a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, presently in a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax’s lead infectious disease candidate is GEO-CM04S1, a next-generation Covid-19 vaccine targeting high-risk immunocompromised patient populations. Currently in three Phase 2 clinical trials, GEO-CM04S1 is being evaluated as a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized Covid-19 vaccines are insufficient, and as a booster vaccine in patients with chronic lymphocytic leukemia (CLL). In addition, GEO-CM04S1 is in a Phase 2 clinical trial evaluating the vaccine as a more robust, durable Covid-19 booster among healthy patients who previously received the mRNA vaccines. GeoVax has a leadership team who have driven significant value creation across multiple life science companies over the past several decades. For more information, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:	Investor Relations Contact:	Media Contact:
info@geovax.com	paige.kelly@sternir.com	sr@roberts-communications.com
678-384-7220	212-698-8699	202-779-0929

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Year Ended
	December 31,
	2023	2022
Grant revenue	$-	$81

Operating expenses:
Research and development	20,721	9,123
General and administrative	6,022	4,987
	26,743	14,110
Loss from operations	(26,743)	(14,029)
Other income (expense), net	776	7

Net loss	$(25,967)	$(14,021)

Net loss per common share	$(14.29)	$(12.39)

Weighted average shares outstanding	1,817,282	1,131,546

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$6,453	$27,613
Other current assets	1,433	1,326
Total current assets	7,886	28,939
Property and other assets	1,397	2,409
Total assets	$9,283	$31,348

Liabilities and stockholders’ equity
Total liabilities	$3,520	$4,748
Stockholders’ equity	5,763	26,600
Total liabilities and stockholders’ equity	$9,283	$31,348

Common Shares Outstanding	1,977,152	1,755,664

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